UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 21, 2004

El Paso Electric Company

(Exact name of registrant as specified in its charter)

Texas	0-296	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas	79901
(Address of principal executive offices)	(Zip Code)

(915) 543-5711

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 17, 2004, El Paso Electric Company (the “Company”) and JPMorgan Chase Bank, N.A., as trustee of the Rio Grande Resources Trust II, entered into a credit agreement (the “Agreement”) with JPMorgan Chase Bank, N.A. (the “Bank”), as issuing bank, administrative agent and collateral agent for a group of lenders. Under the terms of the Agreement, the Company has available a $100 million revolving credit facility (the “Facility”) for a term of five years. The Company may request that the Facility be increased up to a total of $150 million at any time during the term of the Agreement.

The Agreement provides that up to $70 million of the Facility may be used to finance nuclear fuel, which is accomplished through the Rio Grande Resources Trust II which borrows under the Facility to acquire and process nuclear fuel. This portion of the Facility is secured by such nuclear fuel. Any amounts not borrowed to finance nuclear fuel may be utilized by the Company for working capital needs.

The Facility is secured by the Company’s Collateral Series H First Mortgage Bonds. In connection with the Agreement, the Company is entering into a Fifth Supplement to the General Indenture and Deed of Trust dated as of February 1, 1996, to extend the term of the Collateral Series H First Mortgage Bonds to coincide with the term of the Facility. The Company may request a release and return of the collateral provided that the Company maintains certain credit ratings and meets other conditions. The Agreement requires compliance with certain covenants, including total debt and interest coverage ratios.

The Agreement replaces an existing $100 million revolving credit facility with the Bank that was due to expire on January 28, 2005, and that was terminated concurrently with entering into the Agreement.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

The discussion under Item 1.01 above is incorporated herein by reference.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The discussion under Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO ELECTRIC COMPANY

By:	/s/ Terry Bassham
Terry Bassham
Executive Vice President,
Chief Financial and
Administrative Officer
(Duly Authorized Officer and
Principal Financial Officer)

Dated: December 21, 2004